UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 28, 2014

Echo Therapeutics, Inc.

 (Exact name of Company as specified in its charter)

Delaware	000-23017	41-1649949
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8 Penn Center 1628 JFK Blvd., Suite 300 Philadelphia, PA		19103
(Address of principal executive offices)		(Zip Code)

Company’s telephone number, including area code: (215) 717-4100

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 10, 2013, the Company and Platinum Partners Value Arbitrage Fund L.P. and Platinum Partners Liquid Opportunity Master Fund L.P.  (collectively, “Platinum”) entered into a Securities Purchase Agreement (the “SPA”) which provides that, subject to certain conditions, the Company shall nominate and use its reasonable best efforts to cause to be elected and cause to remain as a member of the Company’s Board of Directors (the “Board”) until the Company’s 2014 annual meeting of stockholders (the “2014 Meeting”), one individual designated by Platinum (the “Platinum Designee”).  The qualifications of each Platinum Designee shall be evaluated based upon the Company’s policies regarding criteria for nomination to the Board and procedures for nomination of directors by stockholders in effect on December 10, 2013 (collectively, the “Nomination Policy”).

The SPA also provides that the Company will nominate, and solicit for the election of in the same manner as the other individuals up for election, the Platinum Designee (subject to the Platinum Designee continuing to meet the Nomination Policy) for election by the stockholders at the 2014 Meeting, provided that Platinum owns at least 10% of the outstanding shares of the Company’s common stock at such time. After the 2014 Meeting, the Company shall have no obligations with respect to the nomination or election of the Platinum Designee.

Platinum nominated Michael M. Goldberg, M.D. as the Platinum Designee for membership on the Board pursuant to the SPA.  On February 28, 2014, the Board appointed Dr. Goldberg to fill a vacancy on the Company’s Board of Directors (the “Board”).

Item 9.01.   Financial Statements and Exhibits.

 On February 28, 2014, the Company issued a press release announcing the appointment of Dr. Goldberg to the Board.  A copy of the press release is attached as Exhibit 99.1 to this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHO THERAPEUTICS, INC.
Dated: March 6, 2014	By: /s/ Robert F. Doman
Robert F. Doman
Executive Chairman and Interim Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	Press Release issued by the Company on February 28, 2014.